Exhibit 4.5

AGERE SYSTEMS INC.,

as Issuer

THE BANK OF NEW YORK,

as Trustee

$410,000,000 6.5% Convertible Subordinated Notes due 2009

SUPPLEMENTAL INDENTURE NO. 1

Dated as of May 27, 2005

THIS SUPPLEMENTAL INDENTURE NO. 1, dated as of May 27, 2005 (the “Supplement”), hereby supplements that certain Indenture, dated as of June 19, 2002 (the “Indenture”), by and between Agere Systems Inc., a Delaware corporation (the “Company”), and The Bank of New York, a New York banking corporation, as trustee (the “Trustee”).

WHEREAS, the Company has certain 6.5% Convertible Subordinated Notes due 2009 (the “Notes”) issued and outstanding pursuant to the terms and conditions of the Indenture;

WHEREAS, the Board of Directors and shareholders of the Company have approved (x) an amendment to the Company’s Certificate of Incorporation to reclassify the Company’s Class A Common Stock and Class B Common Stock into one class of Common Stock (the “Reclassification”) and (y) an amendment to the Company’s Certificate of Incorporation to effectuate a reverse stock split with respect to the Common Stock (the “Reverse Stock Split”);

WHEREAS, the Company and Trustee desire to amend the Indenture in accordance with Section 9.1 of the Indenture to reflect the Reclassification and Reverse Stock Split;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and in the Indenture, the parties hereby agree as follows:

          Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

          Section 2. Supplements to the Indenture. The Indenture is hereby amended as follows:

     (a) Each reference to “Class A Common Stock” shall now be deemed to be a reference to “Common Stock”.

     (b) The definition of “Class B Common Stock” is Section 1.1 of the Indenture is deleted in its entirety.

     (c) Section 12.5(e) of the Indenture is deleted in its entirety and replaced with the following:

(e) If the Company shall, by dividend or otherwise, distribute cash to all holders of its Common Stock (excluding any cash that is distributed upon a merger or consolidation to which Section 12.6 applies or as part of a distribution referred to in Section 12.5(d)) in an aggregate amount that, when combined together with (1) the aggregate amount of any other such all-cash distributions to all holders of its Common Stock within the 12 months preceding the date of payment of such distribution, and in respect of which no adjustment pursuant to this Section 12.5(e) has been made, and (2) the aggregate of any cash plus the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) of consideration payable in respect of any tender offer by the Company or any of its subsidiaries for all or any portion of the Common Stock concluded within the 12 months preceding the date of payment of such distribution, and in respect of which no adjustment pursuant to Section 12.5(f) has been made, exceeds 10% of the product of (x) the

Current Market Price (determined as provided in Section 12.5(g)) of the Common Stock on the Record Date with respect to such distribution times (y) the number of shares of Common Stock outstanding on such date, then, and in each such case, immediately after the close of business on such date, the Conversion Price shall be reduced so that it shall equal the price determined by multiplying the Conversion Price in effect at the opening of business on the date after such Record Date by a fraction (i) the numerator of which shall be equal to the Current Market Price (determined as provided in Section 12.5(g)) of the Common Stock on the Record Date less an amount equal to the quotient of (x) the excess of such combined amount over such 10% (as determined by the Board of Directors, whose determination shall be conclusive and set forth in a resolution of the Board of Directors) and (y) the number of shares of Common Stock outstanding on the Record Date and (ii) the denominator of which shall be equal to the Current Market Price of the Common Stock on such Record Date; provided, however, that if the portion of the cash so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price of the Common Stock on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Notes shall have the right to receive upon conversion of a Note (or any portion thereof) the amount of cash such holder would have received had such holder converted such Note (or portion thereof) immediately prior to such Record Date. If such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such dividend or distribution had not been declared.

     (d) Section 12.5(f) of the Indenture is deleted in its entirety and replaced with the following:

(f) If a tender offer made by the Company or any of its subsidiaries for all or any portion of the Common Stock expires and such tender offer (as amended upon the expiration thereof) requires the payment to stockholders (based on the acceptance (up to any maximum specified in the terms of the tender offer) of Purchased Shares (as defined below)) of an aggregate consideration having a fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) that, when combined together with (1) the aggregate of the cash plus the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors), as of the expiration of such tender offer, of consideration payable in respect of any other tender offers, by the Company or any of its subsidiaries for all or any portion of the Common Stock, expiring within the 12 months preceding the expiration of such tender offer and in respect of which no adjustment pursuant to this Section 12.5(f) has been made and (2) the aggregate amount of any such all-cash distributions to all holders of Common Stock within 12 months preceding the expiration of such tender offer and in respect of which no adjustment pursuant to Section 12.5(e) has been made, exceeds 10% of the sum of (i) the product of (x) the Current Market Price (determined as provided in Section 12.5(g)) of the Common Stock as of the last time (the “Expiration Time”) tenders could have been made pursuant to such tender offer (as it may be amended) times (y) the number of shares of Common Stock outstanding (including any tendered shares) on the date of the Expiration Time, then, and in each such case, immediately prior to the opening of business on the day after the date of the Expiration Time, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to close of business on the date of the Expiration Time by a fraction of which the numerator shall be the number of shares of Common Stock outstanding (including any tendered shares) as of the Expiration Time multiplied by the Current Market Price of the Common Stock on the Trading Day next succeeding the Expiration Time and the denominator shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to holders of Common Stock based on the acceptance (up to any maximum specified in the terms of the tender offer) of all shares of Common Stock validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) on the date of the Expiration Time and the Current Market Price of the Common Stock on the Trading Day next succeeding the Expiration Time, such reduction (if any) to become effective immediately prior to the opening of business on the day following the Expiration Time. If the Company is obligated to purchase shares pursuant to any such tender offer, but the Company is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such tender offer had not been made. If the application of this Section 12.5(f) to any tender offer would result in an increase in the Conversion Price, no adjustment shall be made for such tender offer under this Section 12.5(f).

     (e) Section 12.5(g) of the Indenture is deleted in its entirety and replaced with the following:

(g)	For purposes of this Section 12.5, the following terms shall have the meaning indicated:

(1) “closing price” with respect to any securities on any day means the closing price on such day or, if no such sale takes place on such day, the average of the reported high and low prices on such day, in each case on the Nasdaq National Market or New York Stock Exchange, as applicable, or, if such security is not listed or admitted to trading on such national market or exchange, on the principal national securities exchange or quotation system on which such security is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the high and low prices of such security on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or, if not so available, in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose, or a price determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors.

(2) “Current Market Price” means the average of the daily closing prices per share of Common Stock for the 10 consecutive Trading Days preceding the earlier of the day preceding the day preceding the day in question and the day before the “ex date”; provided, however, that if another event occurs that would require an adjustment pursuant to this Section 12.5, the Board of Directors may make such adjustment to the closing prices during such ten Trading Day period as it deems appropriate to effectuate the intent of the adjustments in this Section 12.5, in which case any such determination by the Board of Directors shall be set forth in a Board Resolution and shall be conclusive. For purposes of any computation under Section 12.5(f), the Current Market Price on any date shall be deemed to be the average of the daily closing prices per share of Common Stock for such day and the next two succeeding Trading Days; provided, however, that if another event occurs that would require an adjustment pursuant to this Section 12.5, the Board of Directors may make such adjustment to the closing prices during such ten Trading Day period as it deems appropriate to effectuate the intent of the adjustments in this Section 12.5, in which case any such determination by the Board of Directors shall be set forth in a Board Resolution and shall be conclusive. For purposes of this paragraph, the term “ex” date, (1) when used with respect to any issuance or distribution, means the first date on which the shares of Common Stock, trade regular way on the relevant exchange or in the relevant market from which the closing price was obtained without the right to receive such issuance or distribution, (2) when used with respect to any subdivision or combination of shares of Common Stock means the first date on which the shares of Common Stock trade regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective, and (3) when used with respect to any tender or exchange offer means the first date on which the shares of Common Stock trade regular way on such exchange or in such market after the Expiration Time of such offer. Notwithstanding the foregoing, whenever successive adjustments to the Conversion Price are called for pursuant to this Section 12.5, such adjustments shall be made to the applicable Current Market Price as may be necessary or appropriate to effectuate the intent of this Section 12.5 and to avoid unjust or inequitable results as determined in good faith by the Board of Directors.

(3) “fair market value” shall mean the amount which a willing buyer would pay a willing seller in an arm’s length transaction.

(4) “Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the shares of Common Stock (or other applicable security) are exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

     (f) The words “or Class B Common Stock” in Section 12.9 of the Indenture are deleted in their entirety.

     (g) Section 12.10 of the Indenture is deleted in its entirety and replaced with the following:

SECTION 12.10 Notice to Holders Prior to Certain Actions.

If:

(a) the Company declares a dividend (or any other distribution) on its Common Stock (other than in cash out of retained earnings or other than a dividend that results in an adjustment in the Conversion Price pursuant to Section 12.5 as to which the Company has made an election in accordance with Section 12.5(m)); or

(b) the Company authorizes the granting to all or substantially all of the holders of its Common Stock of rights or warrants to subscribe for or purchase any share of Common Stock or any other rights or warrants (other than rights or warrants referred to in the second paragraph of Section 12.5(d)); or

(c) there is any reclassification of the Common Stock (other than a subdivision or combination of outstanding shares of Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or the sale or transfer of all or substantially all of the assets of the Company; or

(d) there is any voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then the Company shall cause to be filed with the Trustee and to be mailed to each holder of Notes at his or her address appearing on the Register maintained for that purpose as promptly as possible but in any event at least 15 days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up.

     (h) Each reference to “Class A Common Stock” in the Form of 6.5% Convertible Subordinated Note Due 2009 attached to the Indenture shall now be deemed to refer to “Common Stock” and the conversion price of “$3.3075” found in Section 16 thereof shall now be deemed to be “$33.075”. Exhibit A to the Indenture is hereby replaced by Exhibit A attached to this Supplement.

     (i) Each reference to “Class A Common Stock” in the Form of Conversion Notice attached to the Indenture shall now be deemed to refer to “Common Stock”.

     Section 3. Miscellaneous.

     (a) The term “Indenture” as used in the Indenture shall be deemed to refer to the Indenture as supplemented hereby.

     (b) This Supplement and all provisions hereof shall be binding upon, inure to the benefit of, and be enforceable by the Company, the Trustee and any holder of the Notes.

     (c) Except as set forth herein, the Indenture shall remain in full force and effect and shall be otherwise unaffected hereby.

     (d) This Supplement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all for which together shall constitute one and the same instrument.

     (e) This Supplement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     (f) The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplement.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have caused this Supplement to be duly executed and attested, all as of the date first above written, signifying their agreements contained in this Supplement.

AGERE SYSTEMS INC.

By:	/s/ Jean F. Rankin

	Name:	Jean F. Rankin
	Title:	Senior Vice President,
General Counsel and
Secretary

THE BANK OF NEW YORK, as Trustee

By:	/s/ Joseph Lloret

	Name:	Joseph Lloret
	Title:	Assistant Treasurer

EXHIBIT A

(Face of Note)

[Global Securities Legend]

     [The following legend shall appear on the face of each Global Security:

     THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.]

     [The following legend shall appear on the face of each Global Security for which The Depository Trust Company is to be the Depositary:

     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY THE AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

     UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR REGISTERED NOTES IN DEFINITIVE REGISTERED FORM IN THE LIMITED CIRCUMSTANCES REFERRED TO IN THE INDENTURE, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OR SUCH SUCCESSOR DEPOSITARY.]

No.	$
CUSIP: 00845VAA8

AGERE SYSTEMS INC.

6.5% CONVERTIBLE SUBORDINATED NOTE DUE 2009

     Agere Systems Inc., a Delaware corporation (the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to ___, or its registered assigns, the principal sum of ___U.S. Dollars ($___), or such other principal amount as shall be set forth on the Schedule of Increases or Decreases attached hereto, on December 15, 2009.

     Interest Payment Dates: June 15 and December 15, commencing December 15, 2002

     Regular Record Dates: June 1 and December 1.

     Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

     IN WITNESS WHEREOF, the Company has caused this Note to be duly executed manually or by facsimile by its duly authorized Officer.

AGERE SYSTEMS INC.
Dated: June 19, 2002
By:

Title:

Trustee’s Certificate of Authentication

This is one of the 6.5% Convertible Subordinated Notes due 2009 described in the within-mentioned Indenture.

THE BANK OF NEW YORK, as Trustee

By:

Authorized Signatory
Dated: June 19, 2002

(Back of Security)

AGERE SYSTEMS INC.

6.5% CONVERTIBLE SUBORDINATED NOTE DUE 2009

     Capitalized terms used herein but not defined shall have the meaning assigned to them in the Indenture referred to below unless otherwise indicated.

1.	Interest. Agere Systems Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company will pay interest semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2002. Interest on the Notes will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from June 19, 2002. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

2.	Method of Payment. The Company will pay interest on the Notes (except defaulted interest) to the person in whose name each Note is registered at the close of business on the June 1 or December 1 immediately preceding the relevant interest payment date (each a “Regular Record Date”) (other than with respect to a Note or portion thereof called for redemption on a Redemption Date, or repurchased in connection with a Fundamental Change on a Fundamental Change Payment Date, during the period from the close of business on a Regular Record Date to (but excluding) the next succeeding Interest Payment Date, in which case accrued interest shall be payable (unless such Note or portion thereof is converted) to the holder of the Note or portion thereof redeemed or repurchased in accordance with the applicable redemption or repurchase provisions of the Indenture). The holder must surrender Notes to a Paying Agent to collect principal payments. The Company will pay the principal of, and premium, if any, and interest on, the Notes at the office or agency of the Company maintained for such purpose, in money of the United States that at the time of payment is legal tender for payment of public and private debts. Until otherwise designated by the Company, the Company’s office or agency maintained for such purpose will be the principal Corporate Trust Office of the Trustee (as defined below). However, the Company may pay principal, premium, if any, and interest by check payable in such money, and may mail such check to the holders of the Notes at their respective addresses as set forth in the Register of holders of Notes.

3.	Paying Agent and Registrar. The Bank of New York (together with any successor Trustee under the Indenture referred to below, the “Trustee”), will act as Paying Agent and Registrar. The Company may change the Paying Agent, Registrar or co-registrar without prior notice. Subject to certain limitations in the Indenture, the Company or any of its subsidiaries may act in any such capacity.

4.	Indenture. The Company issued the Notes under an Indenture dated as of June 19, 2002 (the “Indenture”) by and between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§77aaa-77bbbb) (the “TIA”) as in effect on the date of the Indenture. The Notes are subject to, and qualified by, all such terms, certain of which are summarized hereon, and holders are referred to the Indenture and the TIA for a statement of such terms. The Notes are general unsecured subordinated obligations of the Company limited to (except as otherwise provided in the Indenture) $410,000,000 in aggregate principal amount, unless an election has been made as set forth in Article 2 of the Indenture to increase such aggregate principal amount to an amount not to exceed $450,812,000. Capitalized terms not defined below have the same meaning as is given them in the Indenture.

5.	Optional Redemption. On or after June 20, 2007, the Company may redeem the Notes at its option in cash, in whole or from time to time in part during the following periods at the following Redemption Prices expressed as percentages of the principal amount:

Period	Redemption Price
Beginning on June 20, 2007 and ending on June 14, 2008	102.17%
Beginning on June 15, 2008 and ending on June 14, 2009	101.30%
Beginning on June 15, 2009 and thereafter	100.43%

Notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the Redemption Date to each holder of Notes to be redeemed at his or her registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. If less than all Notes are to be redeemed, the Trustee shall select the Notes to be redeemed by a method that complies with the requirements of the principal national securities exchange, if any, on which the Notes are listed or quoted, or, if the Notes are not so listed, on a pro rata basis, by lot or by any other method that the Trustee considers fair and appropriate. On and after the Redemption Date, interest ceases to accrue on Notes or portions thereof called for redemption (unless the Company defaults in the payment of the Redemption Price). If this Note is redeemed on a date which is also an Interest Payment Date, the interest payment due on such date will be paid to the person in whose name this Note is registered at the close of business on the relevant Regular Record Date.

6.	Fundamental Change. Upon the occurrence of a Fundamental Change, the Company shall make a Fundamental Change Offer to repurchase in cash all outstanding Notes at a price equal to 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest up to, but not including, the Fundamental Change Payment Date, such offer to be made as provided in the Indenture. To accept the Fundamental Change Offer, the holder hereof must comply with the terms thereof, including surrendering this Note, with the “Option of Holder to Elect Repurchase” portion hereof completed, to the Company, a depositary, if appointed by the Company, or a Paying Agent, at the address specified in the notice of the Fundamental Change Offer mailed to holders as provided in the Indenture, prior to termination of the Fundamental Change Offer.
7.	Subordination. The Company’s payment of the principal of, or premium, if any, and interest on, the Notes is subordinated to the prior payment in full of the Company’s Senior Indebtedness as set forth in the Indenture. Each holder of Notes by his or her acceptance hereof covenants and agrees that all payments of the principal of, or premium, if any, and interest on the Notes by the Company shall be subordinated in accordance with the provisions of Article 11 of the Indenture, and each holder of Notes accepts and agrees to be bound by such provisions.

8.	Denominations, Transfer and Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. As a condition of transfer, the Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company and the Registrar may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company or the Registrar need not exchange or register the transfer of any Note or portion of a Note submitted for redemption or repurchase. Also the Company or the Registrar need not exchange or register the transfer of any Note for a period of 15 days before a selection of Notes to be redeemed or repurchased.

9.	Persons Deemed Owners. The registered holder of a Note may be treated as its owner for all purposes.

10.	Amendments and Waivers. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the then outstanding Notes, and any existing default may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes.

Without the consent of any holder affected thereby, the Indenture or the Notes may be amended or supplemented to: (a) cure any ambiguity, defect or inconsistency or make any other changes in the provisions of the Indenture which the Company and the Trustee may deem necessary or desirable, provided such amendment does not materially and adversely affect the Notes; (b) provide for uncertificated Notes in addition to or in place of certificated Notes; (c) provide for the assumption of the Company’s obligations to holders of Notes in the circumstances required under the Indenture as described under Article 5 thereof; (d) provide for conversion rights of holders of Notes in the event of consolidation, merger or sale of all or substantially all of the assets of the Company as required to comply with Section 5.1 of the Indenture; (e) reduce the Conversion Price; (f) evidence and provide for the acceptance of the appointment under the Indenture of a successor Trustee; (g) make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder; or (h) comply with requirements of the Commission in order to maintain the qualification of the Indenture under the TIA.

Without the consent of each holder (in addition to the consent of the holders of at least a majority in aggregate principal amount of the then outstanding Notes), an amendment, supplement or waiver may not: (a) reduce the percentage of aggregate principal amount of Notes whose holders must consent to an amendment, supplement or waiver; (b) reduce the rate of, or change the time for payment of, interest, including defaulted interest, on any Note; (c) reduce the principal of or change the stated maturity of any Note; (d) except as permitted pursuant to Section 9.1(a), (d), (g) or (h) of the Indenture, alter the redemption or repurchase provisions of any Note; (e) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on, the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes then outstanding and a waiver of the payment default that resulted from such acceleration); (f) make the principal of or premium or interest on, any Note payable in money other than as provided for in the Indenture and in the Notes; (g) make any change in the provisions of the Indenture relating to waivers of past Defaults or Events of Default or the rights of holders of Notes to receive payments of principal of or premium, interest on, the Notes; (h) waive a payment of the Redemption Price or a Fundamental Change Payment with respect to any Notes; (i)except as permitted by the Indenture (including Section 9.1(a)), increase the Conversion Price or modify the provisions contained herein relating to conversion of the Notes in a manner adverse to the holders thereof; or (j) make any change to the abilities of holders of Notes to enforce their rights hereunder or the provisions of clauses (a) through (i) above.

11.	Defaults and Remedies. An Event of Default with respect to any Notes occurs if: (a) default in payment (whether or not such payment is prohibited by the subordination provisions of the Indenture) of the principal of, or premium, if any, or Fundamental Change Payment or Redemption Price with respect to the Notes, when due at maturity, upon repurchase or redemption, upon acceleration or otherwise; (b) default for 30 days or more in payment (whether or not such payment is prohibited by the subordination provisions of the Indenture) of any installment of interest on the Notes; (c) failure to provide timely notice of a Fundamental Change; (d) default by the Company for 60 days or more after notice in the observance or performance of any other covenants in the Indenture; (e) one or more defaults in the payment of principal of or premium, if any, on any Indebtedness within any applicable grace period after the final scheduled maturity thereof or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $100.0 million or its foreign currency equivalent and such failure continues for 30 days; provided, that this clause (e) shall not apply to (A) any notice of wind-down or any comparable notice to be given in connection with a Qualified Securitization Transaction or (B) any wind-down, or comparable event, with respect to a Qualified Securitization Transaction; (f) the Company or any of its Significant Subsidiaries or group of subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its subsidiaries), would constitute a Significant Subsidiary fail to pay final judgments aggregating in excess of $100.0 million (net of any amounts for which a reputable and creditworthy insurance company is liable, unless such insurance company has disclaimed such liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days following such judgments and none of such judgments has been discharged, waived or stayed; or (g) certain events involving bankruptcy, insolvency or reorganization of the Company. If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare the unpaid principal of, premium, if any, and accrued and unpaid interest on, all Notes then outstanding to be due and payable immediately, except that in the case of an Event of Default arising from certain events of bankruptcy, insolvency, or reorganization with respect to the Company, all outstanding Notes become due and payable without further action or notice. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require security or indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, holders of at least a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders notice of any continuing Default (except a Default in payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interests. The Company must furnish annual compliance certificates to the Trustee.

12.	Trustee Dealings with the Company. The Trustee or any of its Affiliates, in their individual or any other capacities, may make or continue loans to, accept deposits from and perform services for the Company or its Affiliates and may otherwise deal with the Company or its Affiliates as if it were not Trustee.

13.	No Recourse Against Others. No director, officer, employee, stockholder or Affiliate, as such, of the Company shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the Notes.

14.	Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

15.	Abbreviations. Customary abbreviations may be used in the name of a holder or an assignee, such as: TEN CO = tenants in common, TEN ENT = tenants by the entireties, JT TEN = joint tenants with right of survivorship and not as tenants in common, CUST = Custodian and U/G/M/A = Uniform Gifts to Minors Act.

16.	Conversion. Subject to and upon compliance with the provisions of the Indenture, the registered holder of this Note has the right at any time on or before the close of business on the last Trading Day prior to the Maturity Date (or in case this Note or any portion hereof (a) is called for redemption before the close of business on the last Trading Day prior to the Redemption Date (unless the Company Defaults in payment of the Redemption Price in which case the conversion right will terminate at the close of business on the date such Default is cured) or (b) is subject to a duly completed election for repurchase, on or before 5:00 p.m., New York City time, on the last Trading Day prior to the Fundamental Change Payment Date (unless the Company defaults in payment due upon repurchase or such holder elects to withdraw the submission of such election to repurchase) to convert the principal amount hereof, or any portion of such principal amount which is $1,000 or integral multiples thereof, into that number of fully paid and non-assessable shares of Common Stock obtained by dividing the principal amount of the Note or portion thereof to be converted by the conversion price of $33.075 per share, as adjusted from time to time as provided in the Indenture (the “Conversion Price”), upon surrender of this Note to the Company at the office or agency maintained for such purpose (and at such other offices or agencies designated for such purpose by the Company), accompanied by written notice of conversion duly executed (and if the shares of Common Stock to be issued on conversion are to be issued in any name other than that of the registered holder of this Note by instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or its duly authorized attorney) and, in case such surrender shall be made during the period from the close of business on the Regular Record Date immediately preceding any Interest Payment Date through the close of business on the last Trading Day immediately preceding such Interest Payment Date, also accompanied by payment, in funds acceptable to the Company, of an amount equal to the interest otherwise payable on such Interest Payment Date on the principal amount of this Note then being converted. Subject to the aforesaid requirement for a payment in the event of conversion after the close of business on a Regular Record Date immediately preceding an Interest Payment Date, no adjustment shall be made on conversion for interest accrued hereon or for dividends on shares of Common Stock delivered on conversion. The right to convert this Note is subject to the provisions of the Indenture relating to conversion rights in the case of certain consolidations, mergers or sales or transfers of substantially all the Company’s assets.

The Company shall not issue fractional shares or scrip representing fractions of shares of Common Stock upon any such conversion, but shall pay cash in lieu of such fractional shares in the manner described in the Indenture.

17.	Governing Law. The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the state of New York.

SCHEDULE OF INCREASES OR DECREASES

     The initial principal amount of this Global Security shall be $___. The following increases or decreases in the principal amount of this Global Security have been made:

Principal Amount of
	Amount of increase	Amount of decrease	this Global
	in Principal Amount	in Principal Amount	Security following	Signature of
	of this Global	of this Global	such increase or	authorized officer
Date of Exchange	Security	Security	decrease	of Trustee

FORM OF CONVERSION NOTICE

To: AGERE SYSTEMS INC.

     The undersigned beneficial owner of the Note hereby irrevocably exercises the option to convert this Note, or portion hereof (which is $1,000 or integral multiples thereof) below designated, into shares of Common Stock of Agere Systems Inc. in accordance with the terms of the Indenture referred to in this Note, and directs that the shares issuable and deliverable upon the conversion, together with any check in payment for fractional shares and Notes representing any unconverted principal amount hereof, be issued and delivered to the beneficial owner hereof unless a different name has been indicated below. If shares or any portion of this Note not converted are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Any amount required to be paid by the undersigned on account of interest and taxes accompanies this Note.

Dated:
Fill in for registration of shares if
to be delivered, and Notes if to be
issued, other than to and in the name
of the beneficial owner (Please Print):	Signature(s)
Principal amount to be converted
(Name)	(if less than all):
$___,000
(Street Address)

Social Security or other Taxpayer
(City, State and Zip Code)	Identification Number
Signature Guarantee:

Signatures must be guaranteed by an eligible Guarantor Institution (banks, brokers, dealers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15 if shares are to be issued, or Notes are to be delivered, other than to and in the name of the registered holder(s).

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to

_______________________________________________________________________________________________________

(Insert assignee’s social security or tax I.D. no.)

_______________________________________________________________________________________________________

_______________________________________________________________________________________________________
_______________________________________________________________________________________________________
(Print or type assignee’s name, address and zip code)

and irrevocably appoint ____________________________________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

     Your Signature:

                                    (Sign exactly as your name appears on the other side of this Note)

     Date:

     Medallion Signature Guarantee:

Your Signature:

                                    (Sign exactly as your name appears on the other side of this Note)

Date: __________________________

Medallion Signature Guarantee: _________________________________

OPTION OF HOLDER TO ELECT REPURCHASE

     If you wish to have this Note repurchased by the Company pursuant to Section 4.6 of the Indenture, check the Box: ☐

     If you wish to have a portion of this Note purchased by the Company pursuant to Section 4.6 of the Indenture, state the amount (in multiples of $1,000): $___.

Date: ________             Your Signature:_________________________________________________________

(Sign exactly as your name appears on the other side of
this Convertible Subordinated Note)

Medallion Signature Guarantee:________________________________________________